Exhibit 99.1


                        Rush Financial Technologies, Inc.
                     Secures Funds Through Private Placement


DALLAS, TEXAS (December 23, 2004) - Rush Financial Technologies, Inc. ("RSHF.OB"), dba RushTrade(R) Group, today announced that it has closed on the second traunch of a private placement offering, securing $500,000 for the issuance of its restricted common stock and warrants, to fund its working capital requirements.

Mr. D. M. "Rusty" Moore, Jr., Chairman and CEO, stated that the Company will use the additional capital to step up the development of new products, upgrade its network, and increase advertising to accelerate revenue growth. "RushTrade and RushGroup continue to develop dynamic products for the active trader and institutional markets. We are pursuing our business plan, and expect to continue the development and enhancement of quality software applications and investment services to our clients," said Mr. Moore.

About Rush Financial Technologies, Inc.

Rush Financial Technologies, Inc. operates through two primary subsidiaries:

RushGroup Technologies, Inc. ("RushGroup"), the Company's financial technology development subsidiary, develops and operates proprietary, real-time portfolio management software products, order management systems, direct-access trading software applications and a data center. Utilizing a number of proprietary technologies and its Direct Access Routing Technology (DART(TM)), RushGroup offers real-time, market data platforms and Direct Access products to active online investors, semi-professional traders and institutional portfolio managers.

RushTrade Securities, Inc. ("RushTrade"), a wholly-owned subsidiary of the Company and a fully disclosed introducing broker/dealer and member NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, a third party clearing firm. RushTrade customer accounts are self-directed and RushTrade does not provide advice or make trade recommendations.

The Company is headquartered in Dallas, Texas and its common stock is traded on the OTC.BB Market under the symbol "RSHF." For more information about RushTrade and the RushGroup products, please visit www.rushtrade.com and www.rushgroup.com.


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         This press release includes  statements that may constitute
         "forward-looking"  statements,  usually containing the word
         "believe,"   "estimate,"  "project,"  "expect"  or  similar
         expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the SEC. A discussion of the factors that could cause results to differ materially is included in the Company's Form SB-2 filed with the SEC. By making these
         forward-looking   statements,  the  Company  disclaims  any
         obligation to update these statements for revisions or changes after the date of this release.

            For further information, please contact Sharron DeLancey,
  Director of Investor Relations at sdelancey@rushgroup.com or (972) 450-6000.
                                    -----------------------




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